IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


BARRY BLANK, on behalf of           )
himself and all others              )
similarly situated,                 )
                                    )
                     Plaintiff,     )      C.A. No. 19567
                                    )
               v.                   )
                                    )
WILLIAM BELZBERG, HYMAN             )
BELZBERG, KEENAN BEHRLE,            )
BRUNO DISPIRITO, ROY DOUMANI,       )
BARBARA C. GEORGE, FRED KAYNE,      )
and WESTMINSTER CAPITAL, INC.,      )
                                    )
                     Defendants.    )


                       NOTICE OF PENDENCY OF CLASS ACTION,
                   PROPOSED SETTLEMENT AND SETTLEMENT HEARING

    TO: ALL RECORD AND BENEFICIAL OWNERS OF WESTMINSTER CAPITAL, INC. COMMON STOCK (OTHER THAN THE DEFENDANTS IN THE ABOVE-CAPTIONED ACTION AND THEIR AFFILIATES) AT ANY TIME DURING THE PERIOD FROM AND INCLUDING APRIL 18, 2002 THROUGH AND INCLUDING JUNE 21, 2002, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, ASSIGNEES OR TRANSFEREES.


    PLEASE READ THIS NOTICE CAREFULLY. IT CONTAINS INFORMATION REGARDING THE PROPOSED SETTLEMENT OF CLASS LITIGATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS. IF THE SETTLEMENT IS APPROVED, AS A RESULT OF A PROPOSED MERGER CONTEMPLATED BY THE SETTLEMENT, YOUR WESTMINSTER CAPITAL SHARES WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $3.00 PER SHARE AND YOU WILL NO LONGER BE A SHAREHOLDER OF WESTMINSTER CAPITAL.


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     This Notice is sent, pursuant to Rule 23 of the Court of Chancery of the
State of Delaware and pursuant to an Order of the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") entered in the above-captioned action (the "Action"), to all record and beneficial owners of shares of common stock of Westminster Capital, Inc. ("Westminster" or the "Company") (other than the defendants in the above-captioned action and their affiliates) at any time during the period from and including April 18, 2002 through and including June 21, 2002, including any and all of their respective successors in interest, assignees or transferees (the "Class").

     The purpose of this Notice is to advise you of a proposed settlement of the Action (the "Settlement") and of the hearing (the "Settlement Hearing") to be held on March 7, 2003, at 10:00 a.m., before Vice Chancellor Stephen P. Lamb, in the Delaware Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware. The purpose of the Settlement Hearing is: (a) to determine whether a Stipulation of Settlement dated January 3, 2006 (the "Stipulation"), and the terms and conditions of the Settlement proposed in the Stipulation, are substantively and procedurally fair, reasonable, adequate and in the best interests of Westminster and the Class; (b) to determine whether a class should be certified in the Action pursuant to Court of Chancery Rules 23(a), (b)(1) and (b)(2) (with no opt-out rights); (c) to determine whether Barry Blank ("Plaintiff" or "Lead Plaintiff") should be certified as a representative of the Class; (d) to determine whether final judgment should be entered dismissing the Action as to all defendants named therein and their affiliates, and with prejudice against the Plaintiff, all members of the Class, and all present, past and future shareholders of Westminster (the "Order and Final Judgment"); (e) to hear and determine any objections to the Settlement;
(f) if the Court approves the Settlement and enters the Order and Final Judgment, to determine whether the Court should award attorneys' fees and expenses to Plaintiff's attorneys; and, (g) to hear such other matters as the Court may deem necessary and appropriate.

     THIS NOTICE IS NOT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

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


     IF A PERSON OTHER THAN YOU IS THE BENEFICIAL HOLDER OF THE SHARES OF THE COMPANY'S COMMON STOCK TO WHICH THIS NOTICE REFERS, YOU ARE REQUESTED TO FORWARD THIS NOTICE TO THE BENEFICIAL OWNER. ADDITIONAL COPIES OF THE NOTICE WILL BE MADE AVAILABLE TO YOU FOR THIS PURPOSE UPON REQUEST DIRECTED TO WESTMINSTER, 9665 WILSHIRE BOULEVARD, SUITE M-10, BEVERLY HILLS, CALIFORNIA 90212, ATTN: KEENAN BEHRLE, EXECUTIVE VICE PRESIDENT.

     THE FOLLOWING DESCRIPTION OF THE ACTION, THE SETTLEMENT NEGOTIATIONS, AND THE SETTLEMENT HAS BEEN PROVIDED BY THE PARTIES. IT DOES NOT CONSTITUTE FINDINGS BY THE COURT.

I.   BACKGROUND AND DESCRIPTION OF THE ACTION

     A. Westminster is a Delaware corporation, which provides packaging, point of display materials, and group purchasing services. The Company also originates and purchases business loans. Although shares of Westminster common stock (the "Shares") are traded on the American Stock Exchange, very few Shares are traded on a daily basis and, as a result, there is not a liquid market for the Shares. For the three months ended on March 31, 2002, the average daily trading volume of the Shares was approximately 1,000 shares.

     B. On April 18, 2002, Westminster announced that it was commencing a tender offer (the "Offer") to purchase any and all Shares of Westminster common stock at a price of $2.80 per share (the "Offer Price"). The stated purpose of the Offer was to provide Westminster's stockholders with liquidity for their Shares. As of April 15, 2002, the last day prior to the announcement of the Offer on which Shares traded, the closing price was $2.00 per Share.

     C. A Special Committee of Westminster's Board, consisting entirely of independent directors, was created to consider and determine whether to recommend the Offer. The Special Committee retained its own legal counsel and financial advisor. In connection with

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

recommending the Offer, the Special Committee received a written opinion from its financial advisor stating that the proposed $2.80 Offer Price was fair to Westminster's common stockholders from a financial point of view. Following the Special Committee's recommendation, the Westminster Board unanimously approved the Offer.

     D. Prior to the commencement of the Offer, certain Westminster directors who were not members of the Special Committee (I.E., William Belzberg, Hyman Belzberg, and Keenan Behrle) owned in the aggregate in excess of 50% of the Shares and stated that they did not intend to tender into the Offer. In connection with the Offer, the Company stated that it did not intend to pursue a merger, engage in a sale of control transaction, or otherwise liquidate the Company upon completion of the Offer. As a result, the Company did not determine what the fair value of the Shares might be in such a transaction.

     E. On April 19, 2002, Plaintiff filed this Action in the Delaware Court of Chancery (C.A. No. 19567) on behalf of himself individually and on behalf of a purported class comprised of persons, other than Defendants (as defined below), who owned Westminster Shares at any time during the period from and including April 18, 2002 through and including June 21, 2002, and including their respective successors in interest, assignees or transferees (the "Class"), against Westminster and its directors, William Belzberg, Hyman Belzberg, Keenan Behrle, Bruno Dispirto, Roy Doumani, Barbara C. George, and Fred Kayne (collectively, the "Defendants"). At all relevant times, Plaintiff owned (and continues to own) 349,300 Shares.

     F. The initial Class Action Complaint alleged, INTER ALIA, that the Offer was unfair and constituted a breach of the Director Defendants' fiduciary duties, and requested that the Court preliminarily and permanently enjoin the Offer. On April 23, 2002, Plaintiff requested that the Court schedule a hearing on his Motion for a Preliminary Injunction. Based on its

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

review of Plaintiff's initial complaint and after considering the arguments presented by Defendants, the Court refused to schedule a preliminary injunction hearing. The Court, however, permitted Plaintiff to file an amended complaint, and stated that Plaintiff could renew his application for a preliminary injunction hearing after filing his amended complaint.

     G. On April 30, 2002, Plaintiff filed his First Amended Complaint (the "Amended Complaint"), which (in addition to challenging the Offer as inadequate) further alleged that the Offer was coercive and that Defendants failed to fully and fairly disclose all material information related to the Offer. Thereafter, Plaintiff renewed his request that the Court schedule a hearing on his Motion for a Preliminary Injunction. After considering the arguments presented by the parties, the Court once again denied Plaintiff's request to schedule a preliminary injunction hearing.

     H. On May 24, 2002, Westminster announced that it had completed the Offer, and that a total of 1,382,413 shares were tendered, representing approximately 20.8% of the outstanding shares of Westminster common stock prior to the commencement of the Offer. Westminster also announced a subsequent offering period, which was scheduled to expire on June 21, 2002. On June 21, 2002, Westminster announced the expiration of the subsequent offering period, and reported that a total of 1,593,022 Shares (representing approximately 60% of the Shares outstanding prior to the commencement of the Offer, excluding the Shares owned by Defendants or their affiliates) had been tendered during both the initial and subsequent offering periods. Following the expiration of the Offer, Westminster Shares continued to trade on the American Stock Exchange.

     I. On June 13, 2002, Defendants filed a motion to dismiss the Amended Complaint for failure to state a claim under Delaware law.

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


II.  SETTLEMENT NEGOTIATIONS

     Plaintiff and his counsel have made a thorough investigation of the facts and circumstances relevant to the Action. While Plaintiff believes that the claims asserted in the Action have merit, he also believes that the Settlement provided for herein will provide substantial benefits to the holders of Westminster Shares, which, when weighed against the attendant risks of continued litigation, warrant settlement of the claims. In addition to the benefits provided by the Settlement to the Westminster shareholders, Plaintiff has considered the expense and length of time necessary to prosecute the Action through trial; the defenses asserted by and available to Defendants; the uncertainties of the outcome of the Action; and the fact that any resolution of the Action may be submitted for appellate review, as a consequence of which it could be many years until there is a final adjudication of the Action. Although Defendants have denied and continue to deny all claims of wrongdoing made in the Complaint, Defendants consider it desirable that the Action and the claims alleged therein be settled in the manner and on the terms and conditions hereinafter set forth, thereby putting to rest the claims that have been or might have been asserted by any party arising out of the matters alleged in the Complaint, and thus avoiding the further risk, expense, inconvenience, and distraction of continued litigation.

     In light of these considerations, Plaintiff and his counsel have engaged in arm's-length negotiations with Defendants and their counsel in an attempt to achieve a fair, reasonable and adequate outcome in the Action that it is in the best interests of the Westminster shareholders and the Company. Accordingly, the parties have entered into a Stipulation providing for a settlement of all claims asserted in the Action, and for dismissal of the Action with prejudice, subject to approval of the Court.

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


III. SUMMARY OF SETTLEMENT

     A. SETTLEMENT TERMS

     The principal terms, conditions and other matters that are part of the proposed Settlement, which is subject to approval by the Court, are summarized below. This summary should be read in connection with, and is qualified entirely by reference to, the text of the Stipulation filed with this Court. Among other things the Stipulation provides that:

     1. Westminster shall pay an additional $.20 per share with respect to each share that was tendered during either the initial or subsequent offering periods at the $2.80 per share price (the "Additional Offer Consideration"). The Additional Offer Consideration (less a pro rata portion of any attorneys' fees awarded pursuant to Section IV below) shall be distributed to the Westminster stockholders who tendered their Shares in connection with the Offer (based on the number of Shares tendered by each such stockholder) within three (3) business days following the later of: (i) entry of the Order and Final Judgment approving the Settlement; (ii) the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed, or if an appeal is taken, entry of an order affirming the Order and Final Judgment; (iii) the dismissal of all claims or objections, if any, to the Merger disclosures or the Schedule 13e-3, described in Paragraph 4 below (the "Distribution Date").

     2. In order to facilitate the Merger described in Paragraph 3 below and so as to benefit the Class, within three (3) business days following the later of:
(i) the Distribution Date, or (ii) that date which is thirty (30) days following the filing of the Schedule 13e-3 with the Securities and Exchange Commission described in Paragraph 4 below, Westminster shall purchase and Blank shall sell all of the 349,300 Westminster Shares owned by Blank for a price of $3.00 per share (less a pro rata portion of any attorneys' fees awarded pursuant to Section IV below).

     3. Within three (3) business days following the purchase of the shares from Blank described in Paragraph 2 above, a newly formed Delaware corporation (the "Parent Corporation") owning at least ninety percent (90%) of Westminster's outstanding Shares shall consummate a merger with Westminster in accordance with 8 DEL. C. ss. 253, pursuant to which all

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


outstanding Westminster Shares not owned by the Parent Corporation (the "Minority Shares") shall be converted into the right to receive $3.00 per share (less a pro rata portion of any attorneys' fees awarded pursuant to Section IV below) upon the delivery of such Shares in accordance with the transmittal instructions provided to the Westminster stockholders (the "Merger"). The Parent Company shall be owned by William Belzberg, Hyman, Belzberg, Keenan Behrle, and Greggory Belzberg, who, prior to the date of the Merger, shall have contributed their Westminster Shares to the Parent Corporation for shares of the Parent Corporation.

     4. Since this Settlement may constitute a "Rule 13e-3 transaction" (I.E., a going private transaction), Westminster shall file a Schedule 13e-3 with the Securities Exchange Commission within ten (10) business days following the entry of the Order of Final Judgment approving the Settlement. Westminster shall provide the Schedule 13e-3 to the holders of the Minority Shares, which schedule will, among other things, include a summary term sheet describing the Settlement and the Merger and advise the holders of the Minority Shares of their Appraisal Rights under 8 DEL. C. ss. 262. At least three (3) days prior to filing the
Schedule 13e-3 with the Securities and Exchange Commission, Westminster shall provide Plaintiff and Plaintiff's counsel the opportunity to review and comment on the Schedule 13e-3, and shall incorporate any reasonable proposals made by Plaintiff or Plaintiff's counsel. Because the Merger is a part of this Settlement, any claim or objection relating to the Merger disclosures or the
Schedule 13e-3 by any member of the Class must be made in writing to the Court no later than the expiration of any applicable appeal period for the Order of Final Judgment, or such claims shall be released and waived.

     B. DISMISSAL OF THE ACTION.

     If the Settlement is approved by the Court, final judgment will be entered in the Action:

     1. Certifying the Class pursuant to Court of Chancery Rules 23(a), (b)(1) and (b)(2) (with no opt-out rights), and certifying Barry Blank as a representative of the Class; and,

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

     2. Approving the Settlement and adjudging its terms to be fair, reasonable, and adequate and in the best interests of the Company and its stockholders, directing consummation of its terms and provisions, and awarding to counsel for the Plaintiff such fees and reimbursements of expenses (to be paid out of funds otherwise payable to the Class) as the Court may deem reasonable, if any;

     3. Dismissing the Complaint and this Action without costs (except as provided in Section IV below), with prejudice, and on the merits; and,

     4. Releasing all of the settled claims, which shall include all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, contingent or absolute, known or unknown, matured or unmatured, disclosed or undisclosed that have been or could have been asserted in the Action or in any court, tribunal or proceeding by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against any or all of the Defendants or any of their respective subsidiaries, parents, affiliated or related companies, their past, present, and future officers, directors, stockholders, attorneys, employees, insurers, legal representatives, and agents, and their respective heirs, executors, administrators and assigns (collectively, "Defendants' Affiliates"), which have arisen, could have arisen, arise now, or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause set forth, embraced, involved or otherwise related to the Amended Complaint filed in the Action, the Tender Offer, the Merger, and any public filings or statements by Defendants in connection with the Tender Offer or the Merger (the "Settled Claims"); PROVIDED, HOWEVER, that the Settled Claims shall not include the right of Plaintiff, any members of the Class (as defined herein), Defendants or Defendants' Affiliates to enforce the terms of the Settlement.

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IV.  PLAINTIFF'S ATTORNEYS' FEES AND COSTS

     Plaintiff's counsel has indicated that they intend to apply to the Court for an award of attorneys' fees and expenses not to exceed $125,000, which, if awarded, in whole or in part, will be paid solely out of the funds otherwise payable to the Class, as described in Section III.A above.

V.   NOTICE OF HEARING ON THE SETTLEMENT AND YOUR RIGHT TO OBJECT

     A Hearing shall be held March 7, 2003, to determine whether the Settlement should be approved by the Court and judgment entered thereon, and to determine Plaintiff's counsels' application for an award of attorneys' fees and reimbursement of expenses.

     The Court has reserved the right to adjourn the Settlement Hearing, including consideration of the application of attorneys' fees and expenses, by oral announcement at such hearing or any adjournment thereof, and without further notice of any kind. The Court also has reserved the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by all the parties to the Stipulation and without further notice to the Class.

     Any member of the Class who objects to the: (i) Settlement; (ii) dismissal of the Action; (iii) judgment to be entered with respect to the Action; (iv) Plaintiff's counsels' application for fees and reimbursement of expenses in the Action; or (v) who otherwise wishes to be heard, may appear in person or by their attorney at the Hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than counsel for the named Plaintiff and Defendants in the Action shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court of Chancery (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than ten (10) business days prior to the Hearing (i) a written notice of intention to appear; (ii) a statement of such person's objections to any matters before the Court; and (iii) the grounds therefor or the reasons for such person's desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider, shall be filed by such person

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with the Register in Chancery and, on or before the date of such filing, shall be served upon the following counsel of record:

   Counsel for Plaintiff:                    Craig B. Smith, Esquire
                                             Smith Katzenstein & Furlow
                                             800 Delaware Avenue
                                             Wilmington, DE  19899


   Delaware Counsel for Defendants           Kevin R. Shannon, Esquire
   William Belzberg, Hyman Belzberg,         Hercules Plaza
   Keenan Behrle, Bruno Dispirito, and       1313 North Market Street
   Westminster Capital, Inc.:                P.O. Box 951
                                             Wilmington, Delaware 19801



   Delaware Counsel for Defendants Roy       David C. McBride, Esquire
   Doumani, Barbara C. George, and Fred      Young, Conaway, Stargatt & Taylor
   Kayne                                     1000 West St., 17th Floor
                                             Wilmington, DE  19899

     Unless the Court otherwise directs, no person shall be entitled to object to the approval of any of the Settlement, any judgment entered thereon, any award of attorneys' fees and reimbursement of expenses, or otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above. Any person who fails to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.


VI.  SCOPE OF THIS NOTICE

     This Notice is not all-inclusive. The references in this Notice to the pleadings in the Action, the Stipulation, and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Action, the claims which have been asserted by the parties, and the terms and conditions of the Settlement, including a complete copy of the Stipulation, you may desire to review the Court files in the Action. You may examine the file on any weekday

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during regular business hours at the office of the Register in
Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware.



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